UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 26, 2006
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On October 26, 2006, the registrant issued the following press release announcing financial results for the third quarter and nine months ended September 30, 2006:

CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Melissa Myron/Caren Barbara 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS SALES AND PROFIT GROWTH FOR
THIRD QUARTER AND NINE MONTHS

~ Quarterly Consolidated Net Sales up 9.8% ~
~ Gross and Operating Margin Continue Positive Trend ~
~ Quarterly Earnings Per Share Increase $0.09 to $0.02 ~

Lincoln, RI - October 26, 2006 - A.T. Cross Company (AMEX: ATX) today announced financial results for the third quarter and nine months ended September 30, 2006.

Third Quarter Results

Consolidated net sales for third quarter of 2006 were up 9.8% to $31.9 million compared to $29.1 million in the third quarter of 2005. Global writing instrument and accessories revenue was $25.3 million, up 3.1% compared to $24.6 million in the same period last year. The Company's optical segment, comprised of Costa Del Mar, had a third quarter net sales increase of 46.3% to $6.6 million compared to $4.5 million in the prior year's quarter.

Gross margin was 53.4% compared to 45.7% last year. The consolidated gross margin improvement was primarily driven by continued success in lowering the cost of manufacturing in the writing instrument and accessories segment. Operating expenses, including restructuring charges, were $16.8 million, or 52.7% of net sales in the quarter, versus $15.1 million, or 52.0% of net sales, a year ago. The higher operating expenses were primarily incurred to drive the sales growth of Costa Del Mar. Consolidated operating income was $216,000 as compared to a $1.8 million loss for the third quarter of 2005.

Net income for the third quarter was $320,000, or $0.02 per share, compared to a net loss of $1 million, or $0.07 per share, last year.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "Ongoing execution of our stated initiatives allowed us to continue the trend of sales growth and margin improvement into the third quarter. We are particularly pleased to have generated our second consecutive quarter of growth in our quality writing instrument and accessories segment. Planned cost-reduction programs, positive customer response to our new products and continued strength of our optical segment allowed for solid third quarter results."

Nine-Month Results

Consolidated net sales for the nine-months ended September 30, 2006 were $94.0 million, up 7.2% from $87.7 million for the first nine months of 2005. Sales for the writing instrument and accessories segment were flat at $72.5 million. Sales for the optical segment, comprised of Costa Del Mar, increased 42.1% to $21.5 million compared with $15.1 million for the first nine months of 2005.

Net income for the year to date was $600,000, or $0.04 per share, compared to a net loss of $2.0 million, or $0.13 per share, last year.

Cash flow from operating activities was approximately $5.8 million during the current nine-month period. Additionally, the Company's global credit agreement, established in December 2005 and initially set to expire at the end of 2007, has been amended and now expires on December 31, 2008.

David G. Whalen, continued, "We believe that the momentum established during the first nine months of 2006 will carry into our peak holiday season. In particular, we expect that new product introductions, cost reductions stemming from progress on our writing instrument manufacturing transition and continued growth from Costa Del Mar will enable us to deliver full year growth and impressive bottom line improvement."

Conference Call

The Company's management will host a conference call tomorrow, October 27, 2006, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on October 27, 2006 through November 3, 2006 at 1-877-519-4471 or 973-341-3080, pin number 7996357.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com and the Costa Del Mar website at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 ( including but not limited to statements relating to improved financial performance, new product introductions and cost reductions ). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to consumers' and retailers' reaction to the Company's existing and new writing instrument and accessory products, retailers' support for the Company's merchandising initiatives, and the ability of the Company to match forecasts and production with consumer demand, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of October 25, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	October 1,	September 30,	October 1,
		2006	2005	2006	2005

Net sales		$31,919	$29,068	$93,990	$87,668
Cost of goods sold		14,866	15,773	43,524	45,045
Gross Profit		17,053	13,295	50,466	42,623
Selling, general and administrative expenses		14,941	13,657	43,696	41,614
Service and distribution costs		981	759	3,190	2,342
Research and development expenses		563	488	1,694	1,344
Restructuring charges		352	208	1,169	710
Operating Income (Loss)		216	(1,817)	717	(3,387)
Interest and other expense		(143)	(63)	(156)	(138)
Income (Loss) Before Income Taxes		73	(1,880)	561	(3,525)
Income tax benefit		(247)	(877)	(39)	(1,551)
Net Income (Loss)		$ 320	$ (1,003)	$ 600	$ (1,974)

Basic and diluted net income (loss) per share		$0.02	$(0.07)	$0.04	$(0.13)

Weighted average shares outstanding		14,707	14,732	14,697	14,726

		Three Months Ended		Nine Months Ended
		September 30,	October 1,	September 30,	October 1,
		2006	2005	2006	2005
Segment Data:	Writing Instruments & Accessories
Net Sales		$25,310	$24,552	$75,526	$72,561
Operating Loss		(337)	(2,168)	(2,776)	(5,474)
Interest and Other Expense		(141)	(49)	(152)	(117)
Loss Before Income Taxes		(478)	(2,217)	(2,928)	(5,591)

Segment Data:	Optical
Net Sales		$ 6,609	$ 4,516	$21,464	$15,107
Operating Income		553	351	3,493	2,087
Interest and Other Expense		(2)	(14)	(4)	(21)
Income Before Income Taxes		551	337	3,489	2,066

		Three Months Ended		Nine Months Ended
		September 30,	October 1,	September 30,	October 1,
		2006	2005	2006	2005
Writing Instruments & Accessories Sales Data:
Americas		$12,660	$12,175	$33,541	$33,893
Europe, Middle East and Africa		7,876	7,487	23,027	22,659
Asia Pacific		3,986	3,963	13,648	13,606
Other		788	927	2,310	2,403
Total Net Sales		$25,310	$24,552	$72,526	$72,561

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2006	October 1, 2005
Assets
Cash, cash equivalents and short-term investments	$ 8,025	$ 10,093
Accounts receivable	23,396	22,017
Inventories	28,870	20,350
Deferred income taxes	6,361	5,318
Receivable from Chinese contract manufacturer	0	4,384
Other current assets	4,469	7,652
Total Current Assets	71,121	69,814

Property, plant and equipment, net	20,771	21,965
Goodwill	7,288	7,288
Intangibles and other assets	5,158	5,147
Deferred income taxes	5,355	3,708

Total Assets	$109,693	$107,922

Liabilities and Shareholders' Equity
Line of credit	$ 0	$ 5,000
Current maturities of long-term debt	0	1,350
Retirement plan obligations	1,934	1,625
Other current liabilities	22,345	19,386
Total Current Liabilities	24,279	27,361

Retirement plan obligations	9,851	7,339
Long-term debt, less current maturities	5,600	4,500
Accrued warranty costs	1,489	1,646
Shareholders' equity	68,474	67,076

Total Liabilities and Shareholders' Equity	$109,693	$107,922

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com
	4890-3Q-06

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
A. T. CROSS COMPANY (Registrant)
Date: October 26, 2006	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer